Exhibit 99.1

Central European Distribution Corporation Completes Distributor Acquisition;

Buys Back the Rights for Leading Polish Rum

Bala Cynwyd, Pa., September 21, 2006 Central European Distribution Corporation (Nasdaq: CEDC) today announced it has completed the acquisition of Classic, an alcohol distribution company in the northeast of Poland, for approximately $1.3 million in cash. Classic has projected net sales of approximately $14 million for 2006.

CEDC also announced that it has bought back the rights for one of the leading rum brands in Poland, Rum Señorita, which Bols Poland had previously licensed to another distiller in Poland. CEDC will produce Rum Señorita in its Polmos Bialystok distillery for both the domestic Polish market and for export. CEDC expects the transaction to be neutral for 2006 earnings and to be accretive to 2007 earnings.

William Carey, President and CEO of CEDC, said, “We are excited about the acquisition of Classic, which is located near Polmos Bialystok, our distillery producing the Zubrowka and Absolwent vodka brands. We expect Classic to strengthen our retail coverage of our key domestic vodka and imported brands in a very dynamic region of Poland. We remain committed to acquiring well-positioned alcohol distribution companies and anticipate acquiring through 2007 Polish distribution companies that have aggregate annualized revenue of $141 million. We are also committed to acquiring alcohol production and distribution companies in Central Europe.”

Mr. Carey continued, “Based on the acquisition of Classic, we are raising our previously announced 2006 net sales guidance of $931 to $956 million to $934 to $959 million and confirming our fully diluted earnings per share guidance of $1.27 to $1.40.”

The 2006 guidance noted above does not take into account additional acquisitions that may be completed or any potential impact of foreign exchange movements on our Senior Secured Notes financing. However, the 2006 guidance does include the impact of expensing of options, which is estimated to be approximately $0.05 to $0.07 per fully diluted share.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world. CEDC also produces and distributes Royal Vodka, the number one selling vodka in Hungary.

CEDC also is the leading distributor and the leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC operates 15 distribution centers and 76 satellite branches and imports many of the world’s leading brands, including brands such as Remy Martin, Jagermeister, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2005, and in other periodic reports filed by CEDC with the Securities and Exchange Commission.

Contact:

James Archbold

Director of Investor Relations

Central European Distribution Corporation

610-660-7817